As filed with the Securities and Exchange Commission on September 30, 2026

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Zura Bio Limited

(Exact name of Registrant as specified in its charter)

Cayman Islands	98-1725736
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1489 W. Warm Springs Rd. #110

Henderson, NV 89014

(Address of principal executive offices) (Zip code)

Zura Bio Limited 2023 Equity Incentive Plan

Non-Plan Inducement Stock Option Awards

(Full title of the plan)

Sandeep Kulkarni

Chief Executive Officer

Zura Bio Limited

1489 W. Warm Springs Rd. #110

Henderson, NV 89014

Tel: (702) 825-9872

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Sarah K. Sellers

Brandon Fenn

Mark Ballantyne

Alexander Gefter

Cooley LLP

55 Hudson Yards

New York, NY 10001

Telephone: (212) 479-6000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

Zura Bio Limited (the “Registrant”) is filing this Registration Statement on Form S-8 with the Securities and Exchange Commission (the “Commission”) for the purpose of registering (a) an aggregate of 6,948,913 of the Registrant’s Class A ordinary shares, par value $0.0001 per share (the “Ordinary Shares”), issuable to eligible persons under the Registrant’s 2023 Equity Incentive Plan (the “EIP”), which Ordinary Shares are in addition to, and of the same class as, the Ordinary Shares for which the Registrant previously filed a registration statement on Form S-8 (File No. 333-272842) with the Commission on June 22, 2023 (the “Prior S-8 Registration Statement”) and (b) an aggregate of 1,767,880 Ordinary Shares issuable under the inducement stock option awards granted on July 14, 2025, April 30, 2026, May 12, 2026 and August 20, 2026 (collectively, the “Inducement Awards”). The additional Ordinary Shares under the EIP registered hereby have become reserved for issuance as a result of the operation of the “evergreen” provision in the EIP, which provides that the total number of shares subject to the EIP may be increased each year pursuant to a specified formula as set forth therein. Of the 6,948,913 Ordinary Shares under the EIP registered hereby, 3,264,877 Ordinary Shares represent the increase in shares available for issuance under the EIP pursuant to the evergreen provision effective January 1, 2025, and 3,684,036 Ordinary Shares represent the increase in shares available for issuance under the EIP pursuant to the evergreen provision effective January 1, 2026. The Inducement Awards were approved by the compensation committee of the Registrant’s board of directors, in compliance with and in reliance on Nasdaq Listing Rule 5635(c)(4). The Inducement Awards were granted outside of the EIP.

This Registration Statement relates to securities of the same class registered under the Prior S-8 Registration Statement. Accordingly, the contents of the Prior S-8 Registration Statement are incorporated by reference into this Registration Statement pursuant to General Instruction E of Form S-8.

PART II

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE

The following documents filed by the Registrant with the Commission are incorporated by reference into this Registration Statement:

(a)	The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2025, filed with the Commission on March 19, 2026.

(b)	The Registrant’s Quarterly Reports on Form 10-Q for the quarters ended June 30, 2026 and March 31, 2026, filed with the Commission on August 11, 2026 and May 7, 2026, respectively.

(c)	The information specifically incorporated by reference into the Registrant’s Annual Report on Form 10-K from the Registrant’s Definitive Proxy Statement on Schedule 14A, filed with the Commission on April 30, 2026.

(d)	The Registrant’s Current Reports on Form 8-K (other than information furnished rather than filed) filed with Commission on January 2, 2026, January 12, 2026, January 26, 2026, February 23, 2026, February 26, 2026 (as amended), April 23, 2026, May 22, 2026 and June 18, 2026.

(e)	The description of the Registrant’s securities which is contained in Exhibit 4.7 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2025 filed with the Commission on March 19, 2026.

(f)	The contents of the Prior S-8 Registration Statement.

All other reports and documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (other than Current Reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits furnished on such form that relate to such items), on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this Registration Statement from the date of the filing of such reports and documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document that also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 8. EXHIBITS

Exhibit Number	Description
3.1	Second Amended and Restated Memorandum and Articles of Association of Zura Bio Limited (incorporated by reference to Exhibit 3.1 to the Company’s Form 8-K (File No. 001-40598), filed with the SEC on March 24, 2023).

4.1	Reference is made to Exhibit 3.1.

5.1*	Opinion of Ogier (Cayman) LLP (Cayman Islands).

23.1*	Consent of WithumSmith+Brown, PC, independent registered public accounting firm of Zura Bio Limited.

23.2*	Consent of Ogier (Cayman) LLP (Cayman Islands) (included in Exhibit 5.1).

24.1*	Power of Attorney (included in signature pages of Registration Statement).

99.1	Amended and Restated 2023 Equity Incentive Plan (incorporated by reference to Exhibit 10.1 of the Company’s Form 8-K (File No. 001-40598), filed with the Commission on June 18, 2026).

99.2*	Form of Share Option Award Agreement under the 2023 Equity Incentive Plan.

99.3*	Form of Restricted Share Unit Award Agreement under the 2023 Equity Incentive Plan.

99.4*	Form of Inducement Grant Share Option Award Agreement.

107*	Exhibit Fee Table.

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement or amendment thereto to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Henderson, Nevada, on this 30th day of September 2026.

ZURA BIO LIMITED

By:	/s/ Sandeep Kulkarni
Name: Sandeep Kulkarni
Title: Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Sandeep Kulkarni and Kim Davis, and each of them, as his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this registration statement, and any registration statement relating to the offering covered by this registration statement and filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Position	Date

/s/ Sandeep Kulkarni	Director and Chief Executive Officer (Principal Executive Officer)	September 30, 2026
Sandeep Kulkarni

/s/ Marlyn Mathew	Vice President, Finance and Accounting (Principal Financial Office and Principal Accounting Officer)	September 30, 2026
Marlyn Mathew

/s/ Amit Munshi
Amit Munshi	Director, Chairman of the Board	September 30, 2026

/s/ Ajay Nirula	Director	September 30, 2026
Ajay Nirula

/s/ Daniel Becker	Director	September 30, 2026
Daniel Becker

/s/ Mark Eisner	Director	September 30, 2026
Mark Eisner

/s/ Jennifer Jarrett	Director	September 30, 2026
Jennifer Jarrett

/s/ Steven Schoch	Director	September 30, 2026
Steve Schoch

/s/ Parvinder Thiara
Parvinder Thiara	Director	September 30, 2026

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